EXHIBIT XI

                            U.S.B. HOLDING CO., INC.

                       COMPUTATION OF EARNINGS PER SHARE

            For the Three Years Ended December 31, 1997, 1996, 1995

                                                  1997          1996           1995
                                              -----------   -----------    -----------
                                                      (000's, except share data)
Weighted average number of common
      shares outstanding                       12,401,562    12,330,222*    12,117,283*

Assuming exercise of options reduced by
      the number of shares which could
      have been purchased with the proceeds
      from exercise of such options             1,121,620       695,772*       492,233*
                                              -----------   -----------    -----------

Adjusted weighted average                      13,523,182    13,025,994*    12,609,516*
                                              ===========   ===========    ===========
Net income                                    $    10,402   $     9,414    $     9,327

Less: Preferred stock dividend requirements            45           294            315
                                              -----------   -----------    -----------
Net income available to common stockholders   $    10,357   $     9,120    $     9,012
                                              ===========   ===========    ===========
Basic earnings per share                      $       .84   $       .74*   $       .74*
                                              ===========   ===========    ===========
Diluted earnings per share                    $       .77   $       .70*   $       .71*
                                              ===========   ===========    ===========

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* Adjusted for stock split in December 1997